EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated September 14, 2010, November 17, 2010 and November 18, 2010 relating to the financial statements and financial highlights of Eaton Vance Michigan Municipal Income Fund, Eaton Vance Rhode Island Municipal Income Fund and Eaton Vance National Municipal Income Fund, certain of the funds constituting Eaton Vance Municipals Trust, appearing in the Annual Reports on Form N-CSR for the years ended July 31, 2010 and September 30, 2010 and to the references to us under the headings “Michigan Fund Financial Highlights”, “Rhode Island Fund Financial Highlights”, “National Fund Financial Highlights” and “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts June 30, 2011